UNITED STATES

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Dynegy Inc.

(Name of Registrant as Specified in its Charter)

Seneca Capital International Master Fund, L.P.

Seneca Capital, L.P.

Seneca Capital Investments, L.P.

Seneca Capital Investments, LLC

Seneca Capital International GP, LLC

Seneca Capital Advisors, LLC

Douglas A. Hirsch

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FOR IMMEDIATE RELEASE

SAVING DYNEGY: SENECA PROVIDES ADDITIONAL DETAILS SUPPORTING ITS PLAN TO UNLOCK VALUE FOR SHAREHOLDERS

NEW YORK, November 15 – Seneca Capital, one of the largest holders of Dynegy Inc. (NYSE: DYN) equity with a 12% economic interest (including 9.3% voting common stock), is filing additional materials to support its plan for unlocking shareholder value at Dynegy. Seneca strongly recommends that shareholders VOTE AGAINST the proposed merger: It is the WRONG PRICE at the WRONG TIME for the WRONG REASONS.

•	Pioneering rail executive Hunter Harrison and successful power industry veteran Jeff Hunter to be nominated for Dynegy Board

•	Energy industry veteran Steve Weyel and successful power investor Jeffrey S. Stein are prepared to join Dynegy Board

•

Seneca proposes plan to unlock shareholder value – 1) strategic review of business/assets, 2) capital structure optimization, 3) evaluate cost cutting, 4) review of top management and director and officer compensation to create better alignment, 5) evaluate unwind of reverse split in shareholder friendly fashion

•	Liquidity is NOT an issue, ISSUING EQUITY is the WRONG DECISION for shareholders

•	Forward dark/spark spreads have INCREASED since announcement of deal while gas prices have decreased

•	Key fundamental factors should contribute more than $3.50/sh incremental value to Dynegy’s eight-year-low pre-transaction stock price, providing strong support after proposed deal is defeated

Seneca recently announced it is nominating E. Hunter Harrison, pioneering railroad executive, and Jeff Hunter, successful power industry veteran, to Dynegy’s Board pursuant to a solicitation of written consent of shareholders. Mr. Harrison and Mr. Hunter believe in the Dynegy value proposition and have in aggregate committed to own 800,000 shares of stock during their tenure on the Board. Mr. Harrison has recently purchased 500,000 shares of Dynegy stock. In contrast, the five current non-executive members of Dynegy’s Board own a combined total of approximately 160,000 shares (90% of which consists of phantom shares granted by the company as compensation for Board service). Mr. Harrison and Mr. Hunter provide substantial value-added to the Dynegy Board through their proven ability to create shareholder value, drive cost efficiencies and provide specialized knowledge regarding coal transportation and financing. Mr Hunter today has reiterated that he is ready and able to serve on the Dynegy Board if elected. Both Seneca and Mr. Hunter believe that US Powergen and Dynegy are not actual or potential competitors in any relevant market.

Seneca is nominating only two directors at this juncture in order to avoid triggering change-of-control provisions in Dynegy’s credit facility and severance arrangements. However, Seneca is pleased to announce that respected energy industry veteran, Steve Weyel, and successful power investor, Jeffrey S. Stein, have agreed to serve as nominees to Dynegy’s Board if any existing directors resign or alternatively through a subsequent consent solicitation process. Seneca believes that those directors who endorsed management’s scorched-earth tactics in supporting the sale of the company at $4.50 per share ($0.90 per share before reverse split) are likely to resign after the merger proposal is defeated.

Steve Weyel co-founded Energy XXI, a leading oil and gas producer in the Gulf of Mexico. Mr. Weyel also served as President of InterGen and was an executive at Dynegy in the late 90s. Jeffrey S. Stein, an experienced, sophisticated power industry investor, co-founded Durham Asset Management, a $1.5 billion asset management firm. Mr. Stein currently serves on the Board of independent power producer, Granite Ridge Holdings, LCC, and previously served on the Board of KGen Power Corporation, a leading power generator in the southeastern US. Mr. Stein has represented that he would take whatever steps necessary to resolve any conflicts, in the unlikely event that any arise, that would prevent him from serving on the Dynegy Board.

Seneca is also proposing a series of shareholder resolutions to provide a strong mandate and a clear plan to the reinvigorated Dynegy Board:

1.	Strategic review of the business and assets

2.	Capital structure optimization

3.	Evaluation of cost cutting opportunities

4.	Review of top management and director and officer compensation to create better alignment

5.	Evaluating the unwind of reverse split in a shareholder friendly fashion

Seneca’s nominees for election to the Dynegy Board have proven capabilities to execute on this plan and to begin to refocus Dynegy as the premier vehicle to participate in power market recovery.

LIQUIDITY IS NOT AN ISSUE, ISSUING EQUITY WOULD BE THE WRONG DECISION FOR SHAREHOLDERS

Management’s sudden claims regarding a pending liquidity crisis and the need for substantial equity issuance are nothing more than a scare tactic. The potential for a covenant violation in mid-2011 relating to the company’s UNDRAWN revolver does not pose any liquidity risk to the company and Seneca believes suggesting otherwise may constitute a breach of fiduciary duty. In Dynegy’s own proxy, management explicitly assumes the company is able to access $1.6 billion in secured financing, a level sufficient to meet anticipated liquidity needs for the next several years. Seneca has concluded, after performing substantial due diligence on Dynegy’s credit position, including detailed discussions with capital providers to the power industry, that Dynegy does not have a liquidity issue AND ISSUING EQUITY WOULD BE THE WRONG DECISION FOR SHAREHOLDERS. Mr. Hunter, a veteran power industry financial executive has also concluded that Dynegy does NOT have a liquidity issue. As of September 30, 2010, Dynegy holds $675 million of cash on its balance sheet against only $68 million in funded bank debt (excluding posted LCs). The combination of 1) cash, 2) more efficient collateral usage, 3) secured financing capability and 4) potential asset sales provide Dynegy with a wealth of tools to meet expected debt maturities, lease repayments and capital expenditures over the next several years.

DARK/SPARK SPREADS HAVE ACTUALLY INCREASED DESPITE A DECLINE IN GAS PRICES

Seneca has modeled the gross margin in detail for each of Dynegy’s coal and gas-fired CCGT plants and has concluded that since August 12th, the day before the proposed merger was announced, Dynegy’s expected gross margins have INCREASED by more than $130 million in total between 2011 and 2015 despite a decline in gas prices. Analyzing historical company presentations has revealed that management’s illustrative assumption for natural gas sensitivity is misleading. Management illustratively assumes natural gas sets the power price received by Dynegy’s coal plants 100% of the time. Management does not include models for the actual forward power curves, which indicate that natural gas sets the margin only 15-20% of the time in the Midwest. Accordingly, the impact of changes in natural gas is substantially lower than management’s illustrative sensitivity. In fact, forward electricity prices in the Midwest have increased since August 12th despite the fact that natural gas prices have decreased. Moreover, in studying Dynegy’s plant-level gross margin, Seneca believes that Dynegy’s gas-fired CCGT fleet serves as an embedded hedge against lower gas prices as those plants are increasingly able to capture margin competing in markets where the electricity price is set by more expensive coal-fired plants, further mitigating downside risk in natural gas price.

STRONG STOCK SUPPORT POST DEFEAT OF MERGER

Seneca does not believe Dynegy’s eight-year-low-stock price on August 12th is the appropriate starting point for determining Dynegy’s stock price post-defeat of the proposed merger given the dramatic underperformance in the shares since the ill-conceived reverse split proposal. Furthermore, several important fundamental factors have come to light since the merger was announced. Seneca estimates that the combination of incremental $50 million of annual cost cuts, the sale price of the NRG Assets in excess of market expectations and the expansion in forward gross margins for Dynegy’s plants should, Seneca believes, add more than $3.50 per share to Dynegy stock as compared to the price the day prior to the merger announcement. Dynegy is also one of only a handful of stocks across the entire US stock market that trades at a meaningful discount (~20%) to its cash on the balance sheet. On an EV/EBITDA basis, Dynegy trades at 6x 2013 EBITDA, when accounting for the market value of its debt – declining to approximately 4x when a $150/MW-day increase to PJM/MISO capacity prices is sensitized. Dynegy recently disclosed its 2016 EBITDA forecast of nearly $650 million of EBITDA further confirming Seneca’s outlook for substantial cash flow upside as power prices revert to equilibrium. Seneca believes there is substantial incremental buying interest for Dynegy shares once the proposed merger has been defeated.

Seneca strongly recommends that shareholders VOTE AGAINST the proposed merger. It is the WRONG PRICE at the WRONG TIME for the WRONG REASONS.

Contact:

for Seneca Capital

Lisa Wolford, Robinson Lerer & Montgomery, 646-805-2014

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch (together with each of the foregoing, “Seneca Capital”) have jointly made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes in connection with the solicitation of proxies against a proposed acquisition of Dynegy Inc. (“Dynegy”) by Denali Parent Inc. and Denali Merger Sub Inc., which will be voted on at a meeting of Dynegy’s stockholders.

SENECA CAPITAL ADVISES ALL STOCKHOLDERS OF DYNEGY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, GEORGESON, INC., BY CALLING (888) 877-5373.

Each of Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch (the “Participants”) is a participant in this solicitation. Douglas A. Hirsch is the managing member of each of Seneca Capital Investments, LLC, Seneca Capital International GP, LLC and Seneca Capital Advisors, LLC. The principal occupation of Mr. Hirsch is investment management. Seneca Capital Investments, LLC is the general partner of Seneca Capital Investments, L.P. Seneca Capital International GP, LLC is the general partner of Seneca Capital International Master Fund, L.P., and Seneca Capital Advisors, LLC is the general partner of Seneca Capital, L.P. The principal business address of Mr. Hirsch, Seneca Capital Investments, LLC, Seneca Capital Investments, L.P., Seneca Capital International GP, LLC, Seneca Capital International Master Fund, L.P., Seneca Capital Advisors, LLC and Seneca Capital, L.P. is c/o Seneca Capital Investments, LP, 590 Madison Avenue, 28th Floor, New York, New York 10022.

As of November 12, 2010, Seneca Capital International Master Fund, L.P. beneficially owned 7,712,100 shares of Dynegy’s common stock, par value $0.01 per share (“Shares”), representing beneficial ownership of approximately 6.4% of the Shares. As of November 12, 2010, Seneca Capital, L.P. beneficially owned 3,514,400 Shares, representing beneficial ownership of approximately 2.9% of the Shares. Each of Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, and Mr. Hirsch may be deemed to beneficially own 11,226,500 Shares, representing beneficial ownership of approximately 9.3% of the Shares, held in the aggregate by Seneca Capital International Master Fund, L.P. and Seneca Capital, L.P. Seneca Capital International GP, LLC may be deemed to beneficially own 7,712,100 Shares, representing beneficial ownership of approximately 6.4% of the Shares, held by Seneca Capital International Master Fund, L.P. Seneca Capital Advisors, LLC may be deemed to beneficially own 3,514,400 Shares, representing beneficial ownership of approximately 2.9% of the Shares, held by Seneca Capital, L.P. Each of Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch disclaims beneficial ownership of the Shares except to the extent of its or his pecuniary interest therein, and this filing shall not be deemed an admission of beneficial ownership of such Shares for any purpose.

As of November 12, 2010, Seneca Capital International Master Fund, L.P. and Seneca Capital, L.P. held European-style call options, providing the right to purchase 1,986,900 and 904,100 shares, respectively at an exercise price of $0.01 per share by delivery of notice of exercise as of April 15, 2011.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch (together with each of the foregoing, “Seneca Capital”) have jointly made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes in connection with the solicitation of proxies against a proposed acquisition of Dynegy Inc. (“Dynegy”) by Denali Parent Inc. and Denali Merger Sub Inc., which will be voted on at a meeting of Dynegy’s stockholders.

SENECA CAPITAL ADVISES ALL STOCKHOLDERS OF DYNEGY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, GEORGESON, INC., BY CALLING (888) 877-5373.

Each of Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch (the “Participants”) is a participant in this solicitation. Douglas A. Hirsch is the managing member of each of Seneca Capital Investments, LLC, Seneca Capital International GP, LLC and Seneca Capital Advisors, LLC. The principal occupation of Mr. Hirsch is investment management. Seneca Capital Investments, LLC is the general partner of Seneca Capital Investments, L.P. Seneca Capital International GP, LLC is the general partner of Seneca Capital International Master Fund, L.P., and Seneca Capital Advisors, LLC is the general partner of Seneca Capital, L.P. The principal business address of Mr. Hirsch, Seneca Capital Investments, LLC, Seneca Capital Investments, L.P., Seneca Capital International GP, LLC, Seneca Capital International Master Fund, L.P., Seneca Capital Advisors, LLC and Seneca Capital, L.P. is c/o Seneca Capital Investments, LP, 590 Madison Avenue, 28th Floor, New York, New York 10022.

As of November 12, 2010, Seneca Capital International Master Fund, L.P. beneficially owned 7,712,100 shares of Dynegy’s common stock, par value $0.01 per share (“Shares”), representing beneficial ownership of approximately 6.4% of the Shares. As of November 12, 2010, Seneca Capital, L.P. beneficially owned 3,514,400 Shares, representing beneficial ownership of approximately 2.9% of the Shares. Each of Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, and Mr. Hirsch may be deemed to beneficially own 11,226,500 Shares, representing beneficial ownership of approximately 9.3% of the Shares, held in the aggregate by Seneca Capital International Master Fund, L.P. and Seneca Capital, L.P. Seneca Capital International GP, LLC may be deemed to beneficially own 7,712,100 Shares, representing beneficial ownership of approximately 6.4% of the Shares, held by Seneca Capital International Master Fund, L.P. Seneca Capital Advisors, LLC may be deemed to beneficially own 3,514,400 Shares, representing beneficial ownership of approximately 2.9% of the Shares, held by Seneca Capital, L.P. Each of Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch disclaims beneficial ownership of the Shares except to the extent of its or his pecuniary interest therein, and this filing shall not be deemed an admission of beneficial ownership of such Shares for any purpose.

As of November 12, 2010, Seneca Capital International Master Fund, L.P. and Seneca Capital, L.P. held European-style call options, providing the right to purchase 1,986,900 and 904,100 shares, respectively at an exercise price of $0.01 per share by delivery of notice of exercise as of April 15, 2011.